UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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MEREDITH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 7, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of holders of common stock and class B common stock of Meredith Corporation (hereinafter called the “Company”) will be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Wednesday, November 7, 2007 at 10:00 A.M., local time, for the following purposes:

(1)	To elect four Class III directors for terms expiring in 2010.
(2)	To elect one Class I director for a term expiring in 2008.
(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

By resolution of the Board of Directors, only holders of record of the Company’s common stock and class B common stock at the close of business on September 7, 2007 are entitled to notice of and to vote at the meeting or at any adjournment thereof.

By Order of the Board of Directors,

JOHN S. ZIESER
Chief Development Officer
General Counsel and Secretary

Des Moines, Iowa
September 26, 2007

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR, IF YOU PREFER, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR VOTING VIA TELEPHONE OR THE INTERNET. YOU MAY ACCESS THE COMPANY’S WEB SITE AT WWW.MEREDITH.COM TO VIEW THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ONLINE. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

PROXY STATEMENT
Annual Meeting of Shareholders
November 7, 2007

INTRODUCTION

This Proxy Statement, along with the Company’s Annual Report to Shareholders, is being sent to shareholders on or about September 26, 2007 in connection with the solicitation of proxies by the Board of Directors of Meredith Corporation (the “Company”). The proxies are to be used in voting at the Annual Meeting of holders of common stock and class B common stock of the Company to be held at the Company’s principal executive offices, 1716 Locust Street, Des Moines, Iowa 50309-3023, on Wednesday, November 7, 2007 at 10:00 A.M., local time, and at any adjournment thereof.

You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan to attend the meeting so we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the Annual Meeting in person, you may vote at the meeting and your earlier proxy will not be counted.

YOU MAY VOTE BY SIGNING AND COMPLETING THE ENCLOSED PROXY CARD(S) AND RETURNING IT (THEM) IN THE ENCLOSED ENVELOPE.

Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•	as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own your shares in your own name and they are either kept at our transfer agent or are in your possession) or
•	as the “beneficial owner,” also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are the registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are the beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet, as well as by mail.

If you vote via the Internet, you may incur costs such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

All proxies, if properly voted and received in time for voting, will be voted in accordance with the directions of the shareholders. If no instructions are specified in a proxy, the proxy will be voted by the proxy holders FOR the election as directors of the nominees hereinafter named and, in their discretion, upon such matters not presently known or determined that may properly come before the meeting.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

The giving of a proxy does not preclude the right to vote in person or by means of a subsequent proxy, should the person giving the proxy so desire. Any proxy may be revoked by giving notice to the Company in writing prior to the meeting or in the open meeting, but such revocation shall not affect any vote previously taken.

The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement and the reasonable costs of brokers, nominees and fiduciaries in supplying proxies to beneficial owners, will be paid by the Company. The solicitation will be made by use of the mail, through brokers and banking institutions and by directors, officers or regular employees of the Company. In addition to solicitation by use of the mail, certain directors, officers or regular employees of the Company, without additional compensation, may solicit proxies by telephone, telegraph, Internet, telecopy or personal contact.

SHARES ENTITLED TO VOTE

Each holder of record of common stock at the close of business on September 7, 2007 is entitled to one vote per share so held on all matters to come before the meeting. At the close of business on September 7, 2007 there were outstanding and entitled to vote at the Annual Meeting, 38,186,308 shares of common stock of the Company. Each holder of record of class B common stock at the close of business on September 7, 2007 is entitled to ten votes per share on all matters to come before the meeting. At the close of business on September 7, 2007 there were outstanding and entitled to vote at the Annual Meeting, 9,257,957 shares of class B common stock of the Company, for a total of 130,765,878 votes.

The presence, in person or by proxy, of the holders of a majority of shares entitled to vote at the Annual Meeting constitutes a quorum. A holder of shares will be considered part of the quorum if the shareholder has returned a signed and dated proxy card, has registered his or her vote by electronic means or is present at the Annual Meeting. Abstentions and broker non-votes are counted as “shares present” at the meeting for purposes of determining if a quorum exists. A broker non-vote occurs when a broker submits a proxy that does not indicate a vote as to a proposal because he or she does not have voting authority and has not received voting instructions from the shareholder.

Agenda Items

        (1)  Election of Directors.   Directors are elected by a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted for the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

        (2)  Other Matters.   Unless otherwise required by law, the affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote is required for other matters that may properly come before the meeting.

For matters requiring majority approval, abstentions have the effect of negative votes, meaning that abstentions will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved. Broker non-votes are not treated as shares entitled to vote on matters requiring majority approval and are excluded from the calculation.

If an individual has signed a proxy card but failed to indicate a vote “for,” “against” or “withhold authority,” such proxy will be voted FOR the election as directors of the nominees therein named and, in their discretion, upon such matters not presently known or determined that may properly come before the meeting.

ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation provide that the Board of Directors shall consist of not fewer than three nor more than 15 persons, as may be provided by the Bylaws, to be divided into three classes, each class to consist, as nearly as may be possible, of one-third of the total number of directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. The last resolution provided for 13 directors. The proxies cannot be voted for a greater number of persons than the number of nominees named herein.

Listed below are the four persons who have been nominated as Class III directors to serve three-year terms to expire in 2010. All of the Class III nominees are currently serving as directors and were previously elected by the shareholders. In addition, Alfred H. Drewes was appointed as a Class I director by the Board on May 14, 2007 and has been nominated by the Board for election as a Class I director with a term expiring in 2008. Mr. Robert E. Lee, who has reached the mandatory retirement age for directors under the Company’s Corporate Governance Guidelines, will retire effective November 7, 2007. Also effective November 7, 2007 is the retirement of Mr. Charles D. Peebler, Jr., due to health reasons. The Board of Directors wishes to thank Mr. Lee and Mr. Peebler for their years of service to the Company. Should any of the nominees become unable to serve prior to the upcoming Annual Meeting, an event that is not anticipated by the Company, the proxies, except those from shareholders who have given instructions to withhold voting for the following nominees, will be voted for such other person or persons as the Nominating / Governance Committee may nominate. Certain information concerning each of the nominees standing for election and each of the continuing directors is set forth below.

Nominees for Election as Class III Directors
Terms to Expire in 2010

Nominee	Age	Year First Elected as a Director	Principal Occupation, Business Experience and Other Information

Mary Sue Coleman	63	1997	President, University of Michigan, August 2002 to present. Dr. Coleman is a director of Johnson & Johnson.
D. Mell Meredith Frazier	51	2000	Chair, Meredith Corporation Foundation (private charitable foundation), September 2003 to present; President, March to September 2003; Vice President, September 1999 to February 2003; Director of Corporate Planning, Meredith Corporation, October 1999 to September 2003.
Joel W. Johnson	64	1994	Vice Chair, The Hormel Foundation, December 2006 to present; Chair (retired), Hormel Foods Corporation (producer and marketer of meat and food products), December 2005 to November 2006; Chair and Chief Executive Officer, July 2004 to December 2005; Chair, President and Chief Executive Officer, December 1995 to June 2004. Mr. Johnson is a director of Ecolab, Inc. and U.S. Bancorp.
Stephen M. Lacy	53	2004	President and Chief Executive Officer, Meredith Corporation, July 2006 to present; President and Chief Operating Officer, July 2004 to June 2006; President-Publishing Group, November 2000 to June 2004.

Nominee for Election as Class I Director
Term to Expire in 2008

Nominee	Age	Year First Appointed as a Director	Principal Occupation, Business Experience and Other Information

Alfred H. Drewes	52	2007	Senior Vice President and Chief Financial Officer, The Pepsi Bottling Group, Inc., June 2001 to present.

Directors Continuing in Office as Class I Directors
Terms to Expire in 2008

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience and Other Information

David J. Londoner	70	2001	General Partner, The North River Company (family investment partnership), 1995 to present.
Philip A. Marineau	60	1998	President and Chief Executive Officer (retired), Levi Strauss & Co. (worldwide brand apparel company), September 1999 to November 2006. Mr. Marineau is Chair of Shutterfly, Inc.

Directors Continuing in Office as Class II Directors
Terms to Expire in 2009

Director	Age	Year First Elected as a Director	Principal Occupation, Business Experience and Other Information

Herbert M. Baum	70	1994	Chair, President and Chief Executive Officer (retired), The Dial Corporation (manufacturer and marketer of consumer products), April 2005 to present; Chair, President and Chief Executive Officer, 2000 to April 2005. Mr. Baum is a director of PepsiAmericas, Inc.; Playtex Products, Inc. and US Airways Group.
James R. Craigie	53	2006	Chair and Chief Executive Officer, Church & Dwight, Inc. (developer and marketer of consumer and specialty products), May 2007 to present; President and Chief Executive Officer, July 2004 to May 2007; President and Chief Executive Officer, Spalding Sports Worldwide, Inc., 1998 to 2003. Mr. Craigie is a director of Church & Dwight, Inc.
Frederick B. Henry	61	1969	President, The Bohen Foundation (private charitable foundation), 1985 to present.
William T. Kerr	66	1994	Chair, Meredith Corporation, July 2006 to present; Chair and Chief Executive Officer, July 2004 to June 2006; Chair, President and Chief Executive Officer, January 1998 to June 2004. Mr. Kerr is a director of Arbitron, Inc.; The Interpublic Group of Companies, Inc.; Principal Financial Group, Inc. and Whirlpool Corporation.

CORPORATE GOVERNANCE

Our Company was founded upon service to our customers and we are committed to building value for our shareholders. Our products and services continue to distinguish themselves on the basis of quality, customer service and value that can be trusted. Consistent with these principles, Meredith Corporation strives to uphold the highest standards of ethical conduct, to be a leader in corporate governance, to report results with accuracy and transparency and to maintain full compliance with the laws, rules and regulations that govern Meredith’s businesses.

Corporate Governance Guidelines

The Board of Directors has adopted the Company’s Corporate Governance Guidelines (“Guidelines”), charters for each of the Board committees, Code of Business Conduct and Ethics, and Code of Ethics for Chief Executive Officer and Senior Financial Officers. These documents are posted on the Corporate Governance section of the Meredith Corporation web site, www.meredith.com, and are available upon request to the Secretary of the Company.

Director Independence

Because certain members of the Meredith family, acting as a group, control more than 50% of the voting power of Meredith Corporation, the Company is a “Controlled Company” and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. However, the Company’s Board of Directors has determined to comply in all respects with the New York Stock Exchange (“NYSE”) rules.

The Board of Directors increased the size of the Board to 13 members at its regular meeting on May 9, 2007. For purposes of the NYSE listing standards, the Board of Directors has determined that each of the following directors and/or nominees has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, accordingly, is independent:

Herbert M. Baum Mary Sue Coleman James R. Craigie Alfred H. Drewes D. Mell Meredith Frazier Frederick B. Henry	Joel W. Johnson Robert E. Lee David J. Londoner Philip A. Marineau Charles D. Peebler, Jr.

Nominations for Directors

Director nominees are selected by the Nominating / Governance Committee in accordance with the policies and principles of its charter and the Guidelines. The committee will consider shareholder recommendations for directors which comply with the requirements set forth in the section entitled “SUBMITTING SHAREHOLDER PROPOSALS” which appears later in this Proxy Statement.

Executive Sessions of Non-Management Directors

Non-management directors meet in executive session at least quarterly. The non-executive Chair of the Board presides at these executive sessions and in his absence, the Chair of the Nominating / Governance Committee presides at these executive sessions.

Communications with the Board

Interested parties and shareholders who wish to communicate with the Board and/or the non-management directors should address their communication to: Board of Directors, Meredith Corporation, c/o Office of the General Counsel, 1716 Locust Street, Des Moines, Iowa 50309-3023. Mail addressed in this manner will be forwarded to the Chair of the Nominating / Governance Committee. Shareholders may also deliver such communication by telephone at 1-888-567-8100, or by e-mail at code.ethics@meredith.com.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

The Board has a majority of directors who meet the criteria for independence required by the NYSE. The responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

During fiscal 2007, the Board had four regularly scheduled meetings, as did the Audit, Compensation, Finance and Nominating / Governance Committees. In addition to regularly scheduled meetings, the

Board had three special meetings, the Audit Committee had four special meetings, the Finance Committee had two special meetings and the Nominating / Governance Committee had one special meeting. All continuing directors attended more than 75% of the meetings of the full Board and the respective committees on which they served during fiscal 2007.

The Company policy is that all directors are expected to attend the Annual Meeting of Shareholders. All directors attended the November 8, 2006 Annual Meeting of Shareholders except Dr. Mary Sue Coleman.

Director Stock Ownership

All directors are expected to own stock in the Company. Ownership of $100,000 in Company stock is considered an appropriate amount for each director to accumulate over a reasonable period of time. For additional information see the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” in this Proxy Statement.

Committees of the Board

The Guidelines require the Board to have a Nominating / Governance Committee, an Audit Committee and a Compensation Committee and further provide that the Board may establish additional committees as necessary or appropriate. The Board has also established a Finance Committee. Each committee has its own charter setting forth the qualifications for membership on the committee and the purposes, goals and responsibilities of the committee. Each of these committees has the power to hire independent legal, financial or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance. The charter for each committee is available on the Company’s web site at www.meredith.com by first clicking on “Meredith Corporate,” then on “Corp Governance,” then on “Board Committees” and finally clicking on the committee name. The charter of each committee is also available in print to any shareholder who requests it. The table below shows the current membership for each of the standing Board committees:

Audit Committee	Compensation Committee	Finance Committee	Nominating/ Governance Committee

Mary Sue Coleman James R. Craigie Alfred H. Drewes David J. Londoner Philip A. Marineau* Charles D. Peebler, Jr.	Herbert M. Baum* Alfred H. Drewes D. Mell Meredith Frazier Frederick B. Henry Robert E. Lee Philip A. Marineau	Mary Sue Coleman James R. Craigie Joel W. Johnson* David J. Londoner Charles D. Peebler, Jr.	Herbert M. Baum D. Mell Meredith Frazier* Frederick B. Henry Joel W. Johnson Robert E. Lee

*Committee Chair

Audit Committee.    The committee is composed entirely of non-employee directors, each of whom meets the “independence” requirements of the NYSE listing standards, as well as the Sarbanes-Oxley Act of 2002. Pursuant to the Company’s Audit Committee Charter, each member of the committee, in addition to meeting the “independence” requirement, must be “financially literate” as contemplated under NYSE rules. Furthermore, the Board of Directors has determined that Messrs. Craigie, Drewes, Londoner, Marineau and Peebler each meet the requirements to be named “audit committee financial experts” as the term has been defined by the Securities and Exchange Commission (“SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

The committee assists the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance. It is directly responsible for the appointment, compensation and oversight of the Company’s independent auditor, also referred to as “registered public accounting firm” and has the “sole authority to appoint or replace the independent auditor.” In addition, the committee maintains, through regularly scheduled meetings, open lines of communication between the Board of Directors and the Company’s financial management, internal auditors and independent registered public accounting firm.

Nominating /Governance Committee.    All members of this committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The committee’s purpose is to: (i) assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting of Shareholders; (ii) recommend to the Board the Corporate Governance Guidelines applicable to the Company; (iii) lead the Board in its annual review of the Board’s performance and (iv) recommend to the Board director nominees for each committee.

Nominees for directorship are considered in accordance with the policies and principles in the Nominating / Governance Committee Charter. The committee is responsible for reviewing with the Board the requisite skills and characteristics of board nominees. It assesses nominees’ qualifications for independence, as well as other considerations including skills, experience, diversity and age in the context of the needs of the Board. Our priority is to seek the most qualified and experienced candidates possible. The Nominating / Governance Committee has retained an executive recruiting firm whose function is to bring specific director candidates to the attention of the committee.

Finance Committee.    The committee advises the Board with respect to corporate financial policies and procedures, dividend policy, specific corporate financing and capital plans and annual operating and capital budgets. It also provides financial advice and counsel to management, reviews and makes recommendations to the Board of Directors concerning acquisitions and dispositions, appoints depositories of corporate funds and specifies conditions of deposit and withdrawal and approves corporate investment portfolios and capital expenditure requests by management within the limits established by the Board. In addition, the committee reviews pension plan performance and approves plan documents.

Compensation Committee.    All members of this committee are non-employee directors who meet the “independence” requirements of the NYSE listing standards. The committee has overall responsibility for evaluation and approval of officer compensation plans, policies and programs. The committee reviews and approves corporate officers’ salaries; approves, prior to adoption, any officer or management incentive, bonus, stock plans or agreements and administers such plans as required.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors. No executive officer of the Company serves on the Board of Directors or Compensation Committee of any other company for which any directors of Meredith Corporation served as an executive officer at any time during fiscal year 2007.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers, collectively Named Executive Officers (“NEOs”) for fiscal year 2007. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

The Compensation Committee reviews and approves the compensation of the Company’s officers. The committee acts pursuant to a charter that has been approved by the Board of Directors. The committee administers various stock and other compensation-related plans provided for the benefit of the Company’s officers and other key managers, with the purpose of encouraging the participants to achieve the Company’s performance goals by aligning the interests of the participants with the interest of the Company’s shareholders.

Compensation Philosophy

The Company’s executive compensation philosophy has the following objectives:

(1)	To establish a performance-based compensation structure which directly links both short-term and long-term compensation to business results;
(2)	To provide competitive compensation opportunities in the marketplace in which the Company conducts its businesses in order to attract, retain and motivate top caliber executives;
(3)	To provide the opportunity to earn compensation beyond competitive levels if superior operating performance and shareholder returns are achieved;

(4)	To design incentives that balance the need to meet or exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns and
(5)	To provide clear and measurable objectives for executive performance.

The Company strives to link executive compensation to performance of the Company. For example, the short-term incentive program pays incentives on the basis of performance over a one-year period and is tied directly to operating performance. Similarly, the long-term incentive program includes grants of stock options, restricted stock and performance-based restricted stock units (“RSUs”) which are tied to specific performance goals and increases in shareholder value. At the beginning of each fiscal year, the committee identifies the financial performance metrics; establishes thresholds, targets and maximums and determines weightings for each of the corporate, business unit and individual goals.

The Company attempts to create a compensation program for NEOs that delivers total compensation at or above the 60th percentile of companies in our Compensation Peer Group (“Peer Group”). The Peer Group includes each of the companies in the Company’s SEC peer group for fiscal year 2007 (Belo Corp.; Gannett Co., Inc.; Hearst-Argyle Television, Inc.; The McGraw-Hill Companies, Inc.; Media General, Inc.; The New York Times Company; The Reader’s Digest Association, Inc.; The E. W. Scripps Company; Tribune Company and The Washington Post Company) plus the following companies: Clear Channel Communications, Inc.; Cox Communications, Inc.; Dow Jones & Company, Inc.; Emmis Communications Corporation; Knight Ridder Inc.; Lee Enterprises, Incorporated; Martha Stewart Living Omnimedia, Inc.; PRIMEDIA Inc. and Sinclair Broadcast Group, Inc. Compensation beyond the 60th percentile may be awarded to an individual from time to time based upon superior performance.

The Elements of Our Compensation Program

This section describes the elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including a rationale for the Company’s decision to include the items in the compensation program.

        (1)    Cash Compensation.  Our compensation program for NEOs is designed so that approximately 60 percent of total compensation will be delivered in the form of base salary and short-term incentive opportunities. Salary is included in the Company’s NEO compensation package because the committee believes it is appropriate that some portion of the compensation that is provided to NEOs be provided in a form that is fixed and liquid. Performance-based incentives are included in the package because they permit the committee to motivate our NEOs to pursue particular objectives the committee believes are consistent with the overall goals and strategic direction the Board has set for the Company. The components comprising the cash portion of total compensation are described further below.

        a.    Base Salary.  Base salary for NEOs is generally fixed by the committee at its meeting in August. Changes in base salary on a year-over-year basis are dependent on the committee’s assessment of Company, business unit and individual performance. The committee is free to set NEO salaries at any level it deems appropriate, unless a minimum salary has been specified in an employment agreement. In evaluating salaries, the committee is mindful of its overall goal to keep target cash compensation for its executive officers between the median and the 75th percentile of cash compensation paid by companies in our Peer Group. Cash compensation provided in the form of salary is generally less than the amount that is provided under our combined short- and long-term incentive programs, each of which is described below. This weighting reflects the committee’s objective of ensuring that a substantial amount of each NEO’s total compensation is tied to Company-wide, business unit and individual performance goals.

        b.    Short-Term Incentive Programs.  The Meredith Corporation 2004 Stock Incentive Plan (“2004 Plan”) provides the CEO and other executive officers with an annual incentive to attain established financial and overall performance targets. For fiscal 2007, 100 percent of the incentive awards to the CEO and 85 percent of incentive awards to all other NEOs serving at the beginning of the fiscal year were based on specific financial targets including earnings per share and operating cash flow. For the other NEOs, the remaining 15 percent related to predetermined qualitative organizational objectives.

In determining target incentives, the committee considers several factors, including:

•	the desire to ensure, as described above, that a substantial portion of total compensation is performance based;

•	the relative importance, in any given year, of the long- and short-term performance goals;
•	the qualitative objectives set for NEOs other than the CEO;
•	the advice of the independent compensation consultant regarding compensation practices at other companies in the Peer Group and
•	the target amounts set and actual incentives paid in recent years.

Management, including the NEOs, develops preliminary recommendations based upon the business plan for performance goals and specific financial targets. The committee reviews management’s preliminary recommendations and establishes final goals. The committee strives to ensure that the incentive awards are consistent with the strategic goals set by the Board, that the goals are sufficiently ambitious to provide meaningful incentives and that amounts paid, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the committee.

For fiscal 2007, the incentive payments for goal achievement for the CEO were set at 100 percent of base salary for achieving target and up to a maximum of 250 percent of base salary for achieving performance above target. The incentive payments for other NEOs ranged from 60 to 70 percent of base salary for achieving target and up to a range of 150 to 175 percent for achieving performance above target. If, in either case, performance is below the stated minimum, incentive payments may be zero.

The actual awards are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. In fiscal year 2007, the performance objectives for the NEOs generally included the following, depending on each officer’s role in the Company:

•	financial objectives – earnings per share, operating cash flow, EBITDA from acquisition activity, other cost savings initiatives, certain group financial measures
•	for NEOs other than the CEO, Board or CEO evaluation of individual performance.

Each NEO’s specific objectives are weighted according to the extent to which the executive will be responsible for delivering the results on the objectives. In fiscal year 2007, the weightings assigned to the objectives for each NEO are shown in the table below.

Weightings Assigned in Fiscal 2007 to Each Performance Objective for the NEOs

Objective	Lacy	Radia	Griffin	Karpowicz	Zieser

Earnings per Share (“EPS”)	75%	50%	20%	20%	50%
Operating Cash Flow	25%	15%	5%	5%	15%
Group Operating Earnings			50%	50%
Group Operating Cash Flow			10%	10%
Development Contribution					20%
Cost/Expense Improvement		20%
Evaluation		15%	15%	15%	15%

The committee, at its quarterly meetings, reviewed the progress of the CEO and other NEOs toward meeting the quantitative goals established for the fiscal year and approved the final incentive awards for the CEO and each NEO. The committee chose to award discretionary bonuses to Messrs. Radia and Griffin in fiscal 2007 as set forth in the Summary Compensation Table contained later in this Proxy Statement.

(2)    Equity Compensation.  The committee strives to link executive compensation to the performance of the Company by basing a substantial portion of compensation on equity awards. The committee has approved awards under the 2004 Plan in the form of restricted stock, stock options and RSUs. In fiscal 2007, NEOs received a vast majority of their equity awards in stock options and RSUs.

The committee determines the appropriate balance between cash and equity compensation each year. In making that assessment, the committee considers factors such as the relative merits of cash and each form of equity award as a device for retaining and incentivizing NEOs and the practices, as reported by the independent compensation consultant, of other companies in the Peer Group.

The committee believes that its current program for NEO compensation, in the form of cash versus equity, delivers the right balance. This mix of equity and cash compensation gives our NEOs a substantial alignment with shareholders, while also permitting the committee to incentivize the NEOs to pursue specific short- and long-term performance goals.

The types of equity awards that have been granted under the 2004 Plan are as follows:

        a.    Stock Options.  Stock options vest on the third anniversary of the grant date and have a ten-year term. All options are granted with an exercise price equal to at least the closing price of our common stock on the date of grant. Option repricing is expressly prohibited by the terms of the 2004 Plan.

        b.    RSUs.  RSUs convert to shares of common stock at the end of a specified time period if certain performance goals have been achieved. For RSUs granted in fiscal 2007, the performance goals are based on the growth of the Company’s adjusted earnings per share for the three-fiscal-year period beginning July 1, 2006 and ending June 30, 2009. If the minimum goal is not met, the RSUs will be forfeited. Dividends on RSUs are accrued in the form of common stock equivalents and held until the end of the performance period. Holders of RSUs may not vote the units in shareholder votes.

        c.    Restricted Stock.  Restricted stock awards generally vest on the third or the fifth anniversary of the grant date. Recipients receive dividends and may vote restricted shares. Shares of restricted stock may not, however, be sold or otherwise transferred prior to the lapse of the restrictions.

For more details on stock options, RSUs and restricted stock awards, see “Grants of Plan-Based Awards” on page 14 of this Proxy Statement.

(3)    Executive Stock Ownership Program.  To further align executives’ interests with shareholders, NEOs are encouraged to own Meredith stock. An Executive Stock Ownership Program has been established by the committee to assist executives in achieving their ownership targets. Target levels of individual stock holdings are established by the committee for the participants in the program. Each participant is awarded restricted stock equal to 20 percent of his or her personal acquisitions of Company stock since the last day of the prior year up to the established target. The incremental stock holdings must be maintained for a period of five years in order for the restrictions to lapse. The committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value. The NEOs must attain the ownership requirement within a five-year period.

(4)    Perquisites.  The NEOs receive various perquisites provided by or paid for by the Company. These perquisites may include financial planning services, memberships in social and professional clubs, car allowances, etc.

The Company provides perquisites to attract and retain executives in a competitive market. These perquisites also allow our NEOs to be effective in conducting day-to-day business by creating and maintaining important business relationships.

The committee reviews the perquisites provided to the NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the committee’s overall goal of designing compensation programs for NEOs that maximize the interest of our shareholders.

(5)    Deferred Compensation.  The Deferred Compensation Plan (“DCP”) allows certain employees, including the NEOs, to defer receipt of salary and/or incentive payments. Deferred amounts may be deferred into a cash account or as common stock equivalents. The cash account earns interest at a rate equal to the lower of (i) the base rate charged by CitiBank, N.A. on corporate loans, which is also referred to as the “prime rate” or (ii) the Company’s Return on Shareholders’ Equity for the immediately preceding fiscal year, as further defined in the Company’s DCP. Common stock equivalents are not voted in shareholder elections and dividends are reinvested. The Company does not “match” any amounts that are deferred by employees.

Participants may defer up to 100 percent of base salary over $230,000 and 100 percent of incentive payments, provided total annual compensation exceeds $225,000 after the deferral.

The DCP is not funded by the Company and participants have an unsecured contractual commitment from the Company to pay the amounts due under the DCP. Such payments are distributed from the Company’s general assets when they become due.

The Company also provides the opportunity to defer awards of restricted stock upon vesting and awards of RSUs when they are earned and vested as common stock equivalents. Elections to defer must be made at least one year prior to vesting or six months prior to the end of the performance period as long as the award is still uncertain. Distributions are paid in accordance with the deferral election which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period.

This benefit is provided because the Company wishes to permit employees to defer their obligation to pay taxes on certain elements of compensation they are entitled to receive. The DCP permits them to do this while also receiving interest on deferred amounts, as described above. The provision of this benefit is important as a retention and recruitment tool because many, if not all, of the companies with which we compete for executive talent provide a similar plan to their senior employees.

Compensation Consultant

The Compensation Committee has authority under its charter to engage the services of outside advisors, experts and others to assist the committee. In accordance with this authority, the committee has retained an independent executive compensation consultant, Watson Wyatt & Company (“Watson Wyatt”), to advise the committee on all matters related to executive compensation. The consultant attended one committee meeting in fiscal 2007. From time to time, the compensation consultant may, upon the specific request of the Chair of the Compensation Committee, issue engagement letters for particular projects or assignments. Watson Wyatt’s services will be limited to those matters on which Watson Wyatt has specifically been engaged and may include executive compensation trends, equity grant philosophies and practices, tally sheet design, specific position competitive data, etc. Watson Wyatt reports directly to the committee and the committee has the authority to terminate Watson Wyatt.

Treatment of Special Items

In determining performance goals and evaluating performance results, the committee may use its discretion and judgment to ensure that management’s rewards for business performance are commensurate with their contributions to that performance while still holding management accountable for the overall results of the business, to the extent permitted by governing law. The committee believes that the metrics for incentive compensation plans should be specific and objective yet recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in applicable accounting rules pursuant to generally accepted accounting principles (“GAAP”), changes in tax laws or applicable tax rates, acquisitions and divestitures and special investments or expenditures in the Company’s operations.

Tax Deductibility of Compensation – Section 162(m) Compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of its NEOs. The Company generally intends to comply with the requirements for full deductibility. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual non-equity incentive compensation and stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee reserves the right to provide for compensation to the NEOs that may not be deductible, if it is determined to be in the best interests of the Company and its shareholders.

Practices Regarding the Grant of Options

The committee has generally followed a practice of making option grants to its executive officers at its regular quarterly meeting in August. The August meeting date has historically occurred within four weeks of the issuance of the release reporting earnings for the previous fiscal year. The committee believes it is appropriate that annual awards be made at a time when material information regarding performance for the preceding year has been disclosed. Grants may be made at other times during the year in connection with promotions or as a tool to attract talent. The Company does not otherwise have any program, plan or practice to time annual option grants to its executives in coordination with the release of material non-public information.

All option awards made to our NEOs, or any other employee, are made in accordance with the 2004 Plan. Options awarded to directors are made according to the terms of the Meredith Corporation Stock Plan for Non-Employee Directors (“2002 Plan”). All options under either the 2004 Plan or the 2002 Plan are granted with an exercise price equal to at least the fair market value of our common stock on the date of grant. Fair market value has been defined by the Compensation Committee to be the closing market price of the Company’s common stock on the date of grant. The Company does not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date.

Post-Termination Compensation

(1)    Severance Agreements.  The Company has entered into severance agreements with each of the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the severance agreement. Additional information regarding the severance agreements, including a definition of key terms and quantification of benefits that would have been received by our NEOs had termination occurred on June 30, 2007, is found under the heading “Payment Obligations upon Termination Due to Change-in-Control” on page 23 of this Proxy Statement.

The committee believes that these severance arrangements are an important part of overall compensation for our NEOs and that these agreements help secure the continued employment and dedication of our NEOs, notwithstanding any concern they might have regarding their own continued employment, prior to or following a Change-in-Control. The committee also believes that these agreements are important as a recruitment and retention device given the competitive market for executive talent.

(2)    Retirement Income Plan, Replacement Plan and Supplemental Plan.  The Company maintains separate qualified defined benefit plans for its union and non-union employees, as well as two non-qualified supplemental pension plans covering certain non-union employees. The NEOs are covered under the non-union plan (Retirement Income Plan), the Replacement Plan and the Supplemental Plan. The amount of annual earnings that may be considered in calculating benefits under the Retirement Income Plan is limited by law. For 2007, the annual limitation is $225,000.

The Replacement Plan is an unfunded plan that provides an amount substantially equal to the difference between the amount that would have been payable under the Retirement Income Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Retirement Income Plan.

The Supplemental Plan is an unfunded non-qualified plan. The purpose of the Supplemental Plan is to provide for NEOs the excess, if any, of the benefits they would have become entitled to under the Company’s prior defined benefit plan if it had continued in effect after August 31, 1989.

The committee believes that the Retirement Income Plan, Replacement Plan and Supplemental Plan serve a critically important role in the retention of our senior executives, as benefits thereunder increase each year that these executives remain with the Company. The plans thereby encourage our most senior executives to continue their work on behalf of the Company and our shareholders.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Meredith Corporation, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based upon such review and discussion, have recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

Compensation Committee
Herbert M. Baum, Chair
Alfred H. Drewes
D. Mell Meredith Frazier
Frederick B. Henry
Robert E. Lee
Philip A. Marineau

SUMMARY COMPENSATION TABLE

During fiscal 2007 Messrs. Lacy, Griffin and Karpowicz were employed pursuant to agreements with the Company. A more complete description of those agreements begins on page 19 of this Proxy Statement. The salary for each of the NEOs is set according to the terms of such employment agreement or at the discretion of the Compensation Committee.

Each NEO is entitled to participate in all employee benefit plans maintained by the Company, including the 2004 Plan. In addition, customary perquisites are provided to each of the NEOs.

Summary Compensation Table for Fiscal Year 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-Qualified Deferred Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Stephen M. Lacy, President and CEO	2007	810,000		462,078	1,315,580	1,523,813	(5)	578,571	85,341	4,775,383
Suku V. Radia, VP-Chief Financial Officer	2007	500,000	38,750	156,631	430,122	536,250		288,719	56,585	2,007,057
John H. Griffin, Jr., President-Publishing Group	2007	625,000	136,074	273,630	463,279	563,926		208,801	38,257	2,308,967
Paul A. Karpowicz, President-Broadcasting Group	2007	600,000		262,735	298,499	650,000		185,314	73,947	2,070,495
John S. Zieser, Chief Development Officer, General Counsel and Secretary	2007	520,000		142,157	430,122	625,000		241,451	46,768	2,005,498

(1)	Stock awards (including RSUs) reported are valued at the compensation cost recognized over the requisite service period as defined in Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payments (SFAS 123R). The values reported include costs recognized for awards granted in previous fiscal years and the fiscal year covered by the current disclosure.
(2)	The value of option awards reported in this column represents the compensation cost recognized over the requisite service period as defined in SFAS 123R. The values include costs recognized for awards granted in previous fiscal years and the fiscal year covered by the current disclosure.
(3)	The amounts shown in this column represent the change in pension value measured from the prior fiscal year’s measurement date to the current year’s measurement date. The following assumptions were used to calculate the prior year’s present values: Measurement date – March 31, 2006; discount rate – 5.80%; interest crediting rate – 4.55%; annuity conversion rate – 4.55%; annuity conversion mortality – 1994 GAR Unisex; retirement age – 65; compensation and benefit limits – 2006 levels; salary increases – none; preretirement decrements – none. No NEO received above-market earnings on deferred compensation in fiscal 2007.
(4)	Amounts in this column include for Messrs. Lacy, Radia, Griffin, Karpowicz and Zieser: The portion of the annual auto allowance not used for business; club memberships not exclusively used for business; professional fees reimbursement; Company contributions to 401(K) plans; dividends on restricted stock and insurance premiums. Medical fees reimbursements are included for Messrs. Lacy, Radia, Griffin and Zieser.
(5)	Included in this amount is $100,000 which Mr. Lacy elected to defer as common stock equivalents which are shown in the Grant of Plan-Based Awards table below.

Awards

The Grants of Plan-Based Awards table provides additional detail about the equity and non-equity awards shown in the Summary Compensation Table. During fiscal 2007 the committee granted awards as shown in the table below to each of the NEOs pursuant to the 2004 Plan. January 27, 2007 awards of restricted stock were made subject to the Executive Stock Ownership Program which is described in detail on page 10 of this Proxy Statement.

RSUs were awarded by the committee on August 8, 2006 with a three-fiscal-year performance period beginning on July 1, 2006 and ending on June 30, 2009. Upon completion of the three-year performance period, the number of RSUs earned will be paid out in the form of common stock on a one-for-one basis. The number of shares earned will be determined by the adjusted growth rate of EPS during the three-year period, with the maximum number of shares to be paid for EPS growth of 15 percent or greater and the minimum number of shares to be paid for EPS growth of 7 percent. There will be no payout if the adjusted EPS growth during the period is less than 7 percent. Dividends on RSUs are accrued during the performance period. At the end of the period, accrued dividends will be paid in the form of additional common stock only on the units earned. Recipients of RSUs may not vote the units in shareholder votes.

In addition, the committee granted options in fiscal 2007 to each of our NEOs. Each of the options granted will become exercisable upon the third anniversary of the grant date.

At the beginning of fiscal 2007 the committee established potential non-equity incentive awards for each of the NEOs under the 2004 Plan. The amount of the incentive for each NEO was tied to specific financial targets established by the committee. The incentives were earned by the NEOs above the target level and are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table, above.

Grants of Plan-Based Awards for Fiscal Year 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)		All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/Sh.) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lacy		405,000	810,000	2,025,000
	8/8/2006				2,500	5,000	5,750					265,708
	8/8/2006									106,000	46.21	1,388,229
	1/27/2007							770				45,045
	8/7/2007							1,856	(7)			100,038
Radia		150,000	300,000	750,000
	8/8/2006				1,750	3,500	4,025					185,995
	8/8/2006									20,000	46.21	261,930
Griffin		218,750	437,500	1,093,750
	8/8/2006				2,500	5,000	5,750					265,708
	8/8/2006									30,000	46.21	392,895
	8/8/2006							5,000				231,050
	1/27/2007							1,014				59,319
Karpowicz		210,000	420,000	1,050,000
	8/8/2006				5,000	10,000	11,500					531,415
	8/8/2006									30,000	46.21	392,895
	1/27/2007							467				27,320
Zieser		156,000	312,000	780,000
	8/8/2006				1,750	3,500	4,025					185,995
	8/8/2006									20,000	46.21	261,930

(1)	The amounts shown for each executive officer are the threshold, target and maximum non-equity incentive awards that could be earned during the period ending June 30, 2007. The amount of the award was determined by the Compensation Committee based on the level achieved with respect to each NEO’s individual incentive plan. Individual incentive plans may include EPS, Operating Cash Flow, Group Operating Cash Flow or other measurements.

(2)	The numbers shown for each executive officer are the threshold, target and maximum RSUs that may be awarded at the end of the three-fiscal-year performance period which began on July 1, 2006 and ends on June 30, 2009. The number of units awarded will be determined according to a pre-determined formula based on the growth of EPS during the period.
(3)	Grants of restricted stock on January 27, 2007 to Messrs. Lacy, Griffin and Karpowicz were awarded under the Executive Stock Ownership Program which was designed to encourage increased Company stock holdings by executives. Target levels of individual stock holdings are established by the committee for participants in the program. Each participant receives an annual award of restricted stock equal to 20 percent of his or her personal acquisition of Company stock during the preceding calendar year. The incremental stock holdings must be maintained for a specified period in order for the restrictions to lapse. The shares awarded are subject to forfeiture prior to vesting which occurs on the fifth anniversary of the date of grant. Also included in this column is an August 2006 award under the 2004 Plan to Mr. Griffin of 5,000 shares of restricted stock with three-year cliff vesting. Dividends at the normal rate are paid on shares of restricted stock.
(4)	Options granted on August 8, 2006 will vest 100 percent on the third anniversary of the grant date and will expire on the tenth anniversary of the grant.
(5)	The exercise price equals the NYSE closing price per share on the date of grant.
(6)	The value of restricted stock awards and RSUs is based on the fair market value of the Company’s common stock on the date of grant. The value of RSUs was calculated using the maximum number of units that may be awarded. The estimated value of options is calculated using the Black-Sholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 10 (Common Stock and Share-Based Compensation Plans) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended June 30, 2007.
(7)	Mr. Lacy elected to defer $100,000 of his Non-Equity Incentive Plan award for fiscal 2007 in the form of common stock equivalents. This amount is also shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Fiscal Year 2007.

The following table discloses outstanding equity awards as of June 30, 2007 for each NEO.

Outstanding Equity Awards at Fiscal Year End 2007

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Lacy	8/12/1998	18,000		41.68750	8/12/2008
	8/11/1999	18,000		33.15625	8/11/2009
	3/8/2000	12,000		25.25000	3/8/2010
	8/9/2000	24,000	18,000	28.06250	8/9/2010
	11/13/2000	16,000	12,000	30.75000	11/13/2010
	8/8/2001	50,000		34.80000	8/8/2011
	8/13/2002	60,000		39.05000	8/13/2012
	2/3/2003					626	38,562
	8/12/2003	140,000		46.16500	8/12/2013
	2/2/2004					1,159	71,394
	8/10/2004		90,000	49.97000	8/10/2014
	1/29/2005					672	41,395
	8/9/2005		53,333	49.10000	8/9/2015	7,000	431,200	4,445	273,812

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Lacy (continued)	1/28/2006					2,112	130,099
	8/8/2006		106,000	46.21000	8/8/2016			2,500	154,000
	1/27/2007					770	47,432
Radia	3/1/2000	10,500		28.43750	3/1/2010
	8/9/2000	18,000	12,000	28.06250	8/9/2010
	8/8/2001	22,500		34.80000	8/8/2011
	8/13/2002	25,000		39.05000	8/13/2012
	2/3/2003					615	37,884
	8/12/2003	60,000		46.16500	8/12/2013
	2/2/2004					1,633	100,593
	8/10/2004		40,000	49.97000	8/10/2014
	1/29/2005					137	8,439
	8/9/2005		20,000	49.10000	8/9/2015			1,667	102,687
	8/8/2006		20,000	46.21000	8/8/2016			1,750	107,800
Griffin	2/2/2004					200	12,320
	8/10/2004		40,000	49.97000	8/10/2014
	8/9/2005		26,667	49.10000	8/9/2015			2,222	136,875
	1/28/2006					472	29,075
	8/8/2006		30,000	46.21000	8/8/2016	5,000	308,000	2,500	154,000
	1/27/2007					1,014	62,462
Karpowicz	2/14/2005		40,000	47.56000	2/14/2015	10,000	616,000
	1/28/2006					886	54,578
	8/8/2006		30,000	46.21000	8/8/2016			5,000	308,000
	1/27/2007					467	28,767
Zieser	2/1/1999	18,000		37.15625	2/1/2009
	8/11/1999	24,000		33.15625	8/11/2009
	8/9/2000	18,000	12,000	28.06250	8/9/2010
	8/8/2001	22,500		34.80000	8/8/2011
	8/13/2002	25,000		39.05000	8/13/2012
	2/3/2003					181	11,150
	8/12/2003	60,000		46.16500	8/12/2013
	2/2/2004					913	56,241
	8/10/2004		40,000	49.97000	8/10/2014
	1/29/2005					413	25,441
	8/9/2005		20,000	49.10000	8/9/2015			1,667	102,687
	8/8/2006		20,000	46.21000	8/8/2016			1,750	107,800

(1)	Unexercisable options awarded on August 9, 2000 and November 13, 2000 will vest on August 9, 2008; all other unexercisable options vest on the third anniversary of the grant date.

(2)	For option grants prior to July 1, 2006 the exercise price is equal to the average of the high and low prices on the date of grant. The exercise price for options granted after July 1, 2006 is equal to the NYSE closing price per share on the date of grant.
(3)	Restricted stock awards granted on August 9, 2005 and August 8, 2006 vest three years from their grant date; all other restricted stock awards vest five years from their grant date.
(4)	Calculated at the NYSE closing price of the Company’s common stock on June 29, 2007, the last trading day of the fiscal year ($61.60).
(5)	RSUs granted on August 9, 2005 will vest on June 30, 2008 with payout in August 2008 if the threshold performance measure is achieved. RSUs granted on August 8, 2006 will vest on June 30, 2009 with payout in August 2009 if the threshold performance measure is achieved. The number of units shown in this column is the threshold number of units.
(6)	The market value of the unearned RSUs at the threshold level has been calculated using the NYSE closing price of the Company’s common stock on June 29, 2007 ($61.60).

Option Exercises and Stock Vested in Fiscal 2007

The following table presents information on option exercises and vesting of stock for each of the NEOs during the fiscal year ended June 30, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Lacy	35,400	653,617	691	41,073
Radia	7,500	202,481	1,615	95,996
Griffin	25,000	337,855	10,000	468,300
Karpowicz	0	0	0	0
Zieser	0	0	115	6,836

(1)	Messrs. Lacy, Radia and Zieser each elected to defer receipt of the value realized upon vesting by converting the shares to common stock equivalents which will vest on February 4, 2012 or upon the officer’s respective retirement or other termination of employment, whichever is later. In each case, the value deferred was the entire amount shown in this column.

Pension Benefits in Fiscal 2007

The following table shows the number of years (rounded to the nearest whole number) of credited service and the present value of the accumulated benefit on a plan-by-plan basis for each named executive for each of the retirement plans. There were no payments made to any of the NEOs in 2007. The present values are generally based on the assumptions used for financial reporting purposes as of the Company’s most recent fiscal-year-end measurement date. Exceptions include the retirement age, which is assumed to be the earliest unreduced age, and preretirement decrements, which are ignored. When calculating present value there are many elements that affect the change: the impacts of age, service, pay increase, annuity conversion rate change and/or discount rate change. Specifically, the change in the assumed annuity conversion rate may produce unexpected changes from year to year. The retirement benefits have been computed on the following assumptions:

Measurement date	March 31, 2007
Discount rate	5.70%
Interest crediting rate	4.70%
Annuity conversion rate	4.70%
Annuity conversion mortality	1994 GAR Unisex
Retirement age	65
Compensation and benefit limits	2007 levels
Salary increases	None
Preretirement decrements	None

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Lacy	Retirement Income Plan	9	99,748
	Replacement Plan	9	423,567
	Supplemental Plan	8	1,221,806
Radia	Retirement Income Plan	7	72,433
	Replacement Plan	7	207,282
	Supplemental Plan	6	695,290
Griffin (1)	Retirement Income Plan	9	64,959
	Replacement Plan	9	156,761
	Supplemental Plan	8	725,783
Karpowicz	Retirement Income Plan	2	14,463
	Replacement Plan	2	39,309
	Supplemental Plan	1	138,076
Zieser	Retirement Income Plan	8	76,546
	Replacement Plan	8	240,816
	Supplemental Plan	7	472,278

(1)	Mr. Griffin received credit on a one-for-one basis for his previous years of employment with the Company as follows: five additional years of credited service in the Retirement Income Plan and the Replacement Plan, four additional years in the Supplemental Plan.

See page 12 of this Proxy Statement for a more complete description of the Plans and their purposes.

Non-qualified Deferred Compensation in Fiscal 2007

The following table discloses contributions, earnings and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of the NEOs. Each deferral listed below was in the form of common stock equivalents. Dividends are reinvested as additional common stock equivalents. See page 10 of this Proxy Statement for additional information concerning deferred compensation. The aggregate balance was determined by multiplying the number of common stock equivalents held on June 29, 2007 by $61.60, the closing price of the Company’s common stock on the NYSE on that date. Distributions are paid in accordance with the deferral election, which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period.

Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Lacy (1)	141,073	16,563	1,509,402
Radia (2)	95,996	9,747	922,926
Griffin	0	0	0
Karpowicz	0	0	0
Zieser (3)	6,836	5,029	455,578

(1)	$100,000 reported in the Executive Contributions column was also reported as a bonus in the Summary Compensation Table for fiscal 2006. Also included is the value at conversion upon vesting of 691 shares of restricted stock which was granted and reported in the Summary Compensation Table for fiscal 2002.
(2)	The Executive Contributions column includes conversion upon vesting of 1,615 shares of restricted stock which was granted and reported in the Summary Compensation Table for fiscal 2002.
(3)	The Executive Contributions column includes conversion upon vesting of 115 shares of restricted stock awarded pursuant to the Executive Stock Ownership Program in fiscal 2002.

Potential Payments upon Termination

Employment and Other Agreements

The Company has entered into employment agreements with certain executive officers as summarized below. Each of the employment agreements described below provides for periods of nonsolicitation, non-compete and confidentiality following termination.

(1)  Lacy Employment Agreement.  The Company entered into an agreement with Mr. Lacy which became effective July 1, 2006, the date he became President and Chief Executive Officer of the Company, and continues in effect through June 30, 2009. The agreement provides that Mr. Lacy’s minimum annual base salary beginning in fiscal 2007 will be $810,000 with any increase in the base salary for subsequent years to be determined by the Compensation Committee. In addition, Mr. Lacy will be a participant in the 2004 Plan, or successor plans, the Meredith Employees’ Retirement Income Plan, the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan. Mr. Lacy’s target bonus (non-equity incentive award) under the 2004 Plan shall not be less than 100 percent of his base salary. The agreement also provides for payment to Mr. Lacy in the event his employment is terminated for various reasons as follows:

•	If his employment were terminated because of his death, all restricted stock, RSUs and stock options would immediately vest, his base salary would be paid for a period of one year or until June 30, 2009, whichever is less, and any non-equity incentive awards earned under the 2004 Plan would be prorated to the date of death.
•	In the event of termination due to “Disability,” Mr. Lacy would receive his base salary at the lesser of: 100 percent for 12 months or to end of the term, plus 75 percent for the next 12 months or to end of the term, plus 50 percent through June 30, 2009. In addition, all restricted stock, RSUs and stock options would vest immediately and run to term.
•	In the event of termination “Without Cause” or due to “Failure to Re-Elect as CEO or Director,” Mr. Lacy would be entitled to receive a lump sum payment equal to his current base salary and target non-equity incentive award (as defined in the agreement) under the 2004 Plan for 24 months. In addition, all equity awards would vest and become exercisable under the terms of the agreement.
•	In the event of termination for “Cause,” Mr. Lacy would receive his base salary and any non-equity incentive awards under the 2004 Plan prorated to the date of termination and all equity awards subject to restriction would be forfeited.

The following table sets forth the amounts of the Company’s payment obligations upon termination of Mr. Lacy’s employment as of June 30, 2007 under the circumstances specified.

	For Cause ($)		Voluntary ($)	Without Cause ($)		Disability ($)		Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A		N/A	1,620,000		1,417,500		810,000
Earned but unpaid annual non-equity incentive compensation(1)	1,523,813		0	0		0		1,523,813
Payment of non-equity incentive award under 2004 Plan	0	(2)	N/A	1,620,000		810,000		0	(2)
Continued health insurance (3)	0		0	24,596		0		0
Pension Benefit (Lump Sum)	112,944		112,944	606,037	(4)	0	(5)	112,944
Immediate vesting of equity awards under stock plans (6)	N/A		N/A	1,921,454		1,921,454		1,921,454

(1)	The amount due, if any, is the amount of the non-equity incentive award set by the Compensation Committee at its August meeting.
(2)	There would be no prorated incentive award with a termination date of June 30, 2007.
(3)	Mr. Lacy’s Employment Agreement requires that the Company make available continued benefits with the cost of such benefits to be paid entirely by Mr. Lacy or his dependents, unless the termination is “Without Cause.” In the event of termination Without Cause, the benefits would be continued for a period of 24 months.
(4)	Mr. Lacy’s Employment Agreement also provides that if his employment is terminated prior to June 30, 2009 because of Failure to Re-Elect as CEO or Director or due to a substantial change in his position, duties or responsibilities, his retirement benefits will be accelerated as if the termination were “Without Cause.”
(5)	Disabled employees are considered active participants in all retirement plans.
(6)	Assumes that all “In-the-Money” stock options would be exercised immediately upon termination. The cost to the Company of the immediate vesting of all outstanding restricted stock and RSUs is $614,507 and the cost of immediate vesting of all options is $1,306,947.

(2)    Griffin Employment Agreement.  The Company entered into an employment agreement with Mr. Griffin on June 20, 2003 which provides that Mr. Griffin’s annual base salary and bonuses (non-equity incentive awards) for subsequent years will be determined under applicable management performance programs administered by the Compensation Committee. In addition, Mr. Griffin is entitled to an annual payment of $75,000 in connection with his continuing employment with the Company. The agreement also provides for certain payments in the event that Mr. Griffin’s employment is terminated during the term of the agreement. In the event of termination without cause, Mr. Griffin would receive his base salary for a period of 12 months, which under certain conditions may be extended to 18 months, from the date of notice of termination.

The following table sets forth the amounts of the Company’s payment obligations upon termination of Mr. Griffin’s employment as of June 30, 2007 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)		Disability ($)		Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	937,500	(1)	N/A		N/A
Earned but unpaid annual incentive compensation	0	0	625,000		625,000		625,000
Continued health insurance	N/A	N/A	13,762	(2)	N/A		N/A
Pension Benefit (Lump Sum)	81,943	81,943	81,943		0	(3)	81,943
Immediate vesting of equity awards under stock plans(4)	N/A	N/A	942,707		942,707		942,707

(1)	Mr. Griffin’s agreement requires that his base salary be paid for a period of 12 months following notice of termination without cause. The base salary is to be paid for up to an additional six months if Mr. Griffin has not found comparable employment.
(2)	Mr. Griffin’s agreement requires that the Company provide him with group health insurance for a period of 12 months following a termination without cause.
(3)	Disabled employees are considered active participants in all retirement plans.
(4)	Assumes that all “In-the-Money” stock options would be exercised immediately upon termination. The cost to the Company of the immediate vesting of all outstanding restricted stock and RSUs is $499,843 and the cost of immediate vesting of all options is $442,864.

(3)    Karpowicz Employment Agreement.  In February 2005 the Company entered into an employment agreement with Mr. Karpowicz which provides for a minimum annual base salary of $550,000 with any increases to be determined by the Compensation Committee. Mr. Karpowicz is eligible to participate in the 2004 Plan or any successor plan and shall have a target bonus (non-equity incentive award) of 60 percent of base salary and a maximum non-equity incentive award of 150 percent of base salary. In the event of termination due to death or disability, Mr. Karpowicz or his estate will receive his base salary through the last day of the month in which such termination occurs plus a proportionate share of any 2004 Plan non-equity incentive award for the year. In addition, all restricted stock, RSUs and non-qualified stock options will vest immediately. In the event of termination for cause or voluntary termination, Mr. Karpowicz will receive only his base salary through the date of termination. In addition, any vested stock options must be exercised under the terms of the award agreements within 30 days of such termination and any unvested stock options, restricted stock and RSUs will be forfeited. In the event of termination without cause, Mr. Karpowicz would be entitled to receive his base salary for a period of 12 months following the date of termination plus a proportionate share of any 2004 Plan non-equity incentive award for the fiscal year and all stock options, restricted stock and RSUs would vest immediately.

The following table sets forth the amounts of the Company’s payment obligations upon termination of Mr. Karpowicz’ employment as of June 30, 2007 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)		Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	600,000	N/A		N/A
Earned but unpaid annual incentive compensation	N/A	N/A	650,000	650,000		650,000
Pension Benefit (Lump Sum)	0	0	0	0	(1)	20,696
Immediate vesting of equity awards under stock plans(2)	N/A	N/A	1,048,799	1,048,799		1,048,799

(1)	Disabled employees are considered active participants in all retirement plans.
(2)	Assumes that all “In-the-Money” stock options would be exercised immediately upon termination. The cost to the Company of the immediate vesting of all outstanding restricted stock and RSUs is $658,812 and the cost of immediate vesting of all options is $389,987.

(4)    Radia and Zieser.  Although Messrs. Radia and Zieser have no formal employment agreements, they would be entitled to certain payments under the terms of their awards, Company policies and the pension plans in which they participate. The following table sets forth the amounts of the Company’s payment obligations upon termination of Mr. Radia’s employment as of June 30, 2007 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)		Death ($)
Pension Benefit (Lump Sum)	316,473	316,473	316,473	0	(1)	316,473
Immediate vesting of equity awards under stock plans(2)	N/A	N/A	N/A	555,663		555,663

(1)	Disabled employees are considered active participants in all retirement plans.
(2)	Assumes that all “In-the-Money” stock options would be exercised immediately upon termination. The cost to the Company of the immediate vesting of all outstanding restricted stock and RSUs is $220,102 and the cost of immediate vesting of all options is $335,561.

The following table sets forth the amounts of the Company’s payment obligations upon termination of Mr. Zieser’s employment as of June 30, 2007 under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)		Death ($)
Pension Benefit (Lump Sum)	96,914	96,914	96,914	0	(1)	96,914
Immediate vesting of equity awards under stock plans(2)	N/A	N/A	N/A	548,655		548,655

(1)	Disabled employees are considered active participants in all retirement plans.
(2)	Assumes that all “In-the-Money” stock options would be exercised immediately upon termination. The cost to the Company of the immediate vesting of all outstanding restricted stock and RSUs is $213,094 and the cost of immediate vesting of all options is $335,561.

Change-in-Control

The Company has entered into Severance Agreements (“Agreements”) with each of the NEOs. The Agreements provide for a double trigger, namely a Change-in-Control of the Company and the termination of the officer within two years of such a Change-in-Control. The Agreements provide for payments and other benefits if the executive is terminated within two years of a Change-in-Control of the Company for any reason other than disability, mandatory retirement, “Cause” or voluntary termination other than for “Good Reason.” “Good Reason” includes a substantial change in position, duties, responsibilities or status; a reduction in base salary; elimination of any benefit or incentive plan; relocation to a place more than 25 miles distant and other terms as more fully described in the Agreements. A Change-in-Control as defined in the Agreements is summarized briefly as follows:

(i)	the acquisition by any person or entity of the beneficial ownership of more than 20 percent of either (a) the then outstanding common stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company;
(ii)	the directors who were incumbent at the time of the execution of the Agreement or their successors cease to constitute at least a majority of the Board (not including any director whose nomination or election occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board);
(iii)	the consummation of certain types of transactions including mergers and the sale of all, or substantially all, of the Company’s assets or
(iv)	approval by the shareholders of a complete liquidation or dissolution of the Company.

Payment Obligations upon Termination Due to Change-in-Control

The following table sets forth the payment obligations under the Agreements if the executive’s employment is terminated as described above within two years of a Change-in-Control of the Company. The table assumes that the termination took place on June 30, 2007.

Obligation
Executive’s annual base salary times three, (based upon the highest annual rate of salary earned by the Executive during the preceding 12-month period) (1)
Annual Bonus (non-equity incentive award) times three (higher of the target incentive for the year in which the termination occurs or the highest annual non-equity incentive paid in respect of the three fiscal years immediately prior to the year in which the Change-in-Control occurred) (1)
Any earned and due annual incentive payments (1)
Prorated Annual Bonus through the Date of Termination (1)
Retirement benefits (plus three years from the Date of Termination) (1)(3)
Three times the annual matching contribution under the tax-qualified defined contribution plan, for each plan (1)
Continuation of medical, dental and life insurance for three years after the Date of Termination (2)
Continuation of short- and long-term disability for three years after the Date of Termination (2)
Continuation of all programs and perquisites for three years after the Date of Termination (2)
Gross-up Payment for tax liabilities (4)
Immediate vesting of equity awards under stock plans

(1)	The payment of these amounts is to be paid as a lump sum within five days of the Date of Termination out of the Company’s (or its successor’s) assets.
(2)	The benefits are to be continued for three years from the Date of Termination at the level in effect immediately prior to the Change-in-Control or those in effect at the Date of Termination whichever are most favorable to the executive.
(3)	The retirement benefit is to be calculated as though the executive is fully vested and as though the executive had attained 36 additional months of age under the plans (but not to reduce the executive’s life expectancy).
(4)	The Company may pay directly to the Internal Revenue Service or other taxing authority, for the benefit of the executive.

(1)    Base Salary.  The Agreements provide for the lump sum payment of three times the executive’s annual base salary. The following table sets forth the amount of such payments for each NEO, assuming termination took place on June 30, 2007. The payments would be made from the Company’s (or its successor’s) assets.

Lacy	Radia	Griffin	Karpowicz	Zieser
$2,430,000	$1,500,000	$1,875,000	$1,800,000	$1,560,000

(2)    Non-Equity Annual Incentive Awards (Annual Bonus).  The Agreements provide for the lump sum payment of three times the Annual Bonus as defined in the Agreements. The following table shows the amount of such payment to each of the NEOs if termination due to Change-in-Control were to occur on June 30, 2007.

Lacy	Radia	Griffin	Karpowicz	Zieser
$3,750,000	$1,800,000	$1,815,369	$1,700,400	$2,160,000

(3)    Earned But Unpaid Annual Incentive Awards.  The Agreements provide for the lump sum payment of any previously earned and due annual incentive payments as defined in the Agreements. The following table shows the amount of such payment to each of the NEOs if termination due to Change-in-Control were to occur on June 30, 2007.

Lacy	Radia	Griffin	Karpowicz	Zieser
$1,523,813	$575,000	$625,000	$650,000	$625,000

(4)    Prorated Annual Bonus.  The Agreements provide for the lump sum payment of the Annual Bonus as defined in the Agreements pro rata to the Date of Termination. If termination due to Change-in-Control were to occur on June 30, 2007 there would be no Prorated Annual Bonus.

(5)    Retiree Welfare Benefits.  The Agreements provide for an additional three years of age and service to be added to each executive’s post-retirement welfare benefits (including medical, dental and life). With the additional three years, Messrs. Lacy and Radia would meet the age and service requirements to retire and participate in the retiree welfare plan. None of the other NEOs would meet the eligibility requirements. The terms of the Agreement provide that active welfare benefits would continue for three years and retiree welfare benefits would not commence until the three-year period is over. Therefore, the value of the retiree welfare benefits provided from July 1, 2007 through June 30, 2008 is zero.

(6)    Pension Benefits.  The Agreements provide for an additional three years of age and service to be added (without affecting the life expectancy) in calculating each executive’s pension benefit in the event of a Change-in-Control. The following table shows the amount of such payment to each of the NEOs if termination due to Change-in-Control were to occur on June 30, 2007.

Lacy	Radia	Griffin	Karpowicz	Zieser
$4,323,607	$2,197,011	$1,950,484	$949,082	$1,841,988

(7)    Continuation of Benefits and Perquisites.  The Agreements provide that the executive and his eligible dependents shall continue, to the extent permitted by law, to be covered by all executive services, programs, perquisites and insurance plans or programs in effect in which the executive participates immediately prior to the time of the Change-in-Control, for a period of 36 months after the executive’s Date of Termination. The following table shows the present value cost to the Company for each of the NEOs for each of the benefits and perquisites if such termination had occurred as of June 30, 2007.

Perquisite/Benefit	Lacy	Radia	Griffin	Karpowicz	Zieser
Matching contribution to tax-qualified defined contribution plan	$24,578	$24,578	$24,578	$24,578	$24,578
Continuation of medical and dental insurance for 36 months	$34,271	$38,152	$41,649	$42,402	$38,152
Continuation of group and executive supplemental life insurance for 36 months	$19,908	$23,247	$17,534	$57,467	$18,121
Continuation of short-term, long-term and executive long-term disability for 36 months (1)	$26,557	$36,990	$12,041	$18,807	$21,634
Continuation of professional fees reimbursement for 36 months (calculated at maximum)	$26,606	$26,606	$26,606	$26,606	$26,606
Continuation of club dues, physical fitness fees and auto allowance for 36 months	$49,604	$46,112	$38,552	$65,957	$46,330

(1)	The Company self-insures for short-term disability for all employees. The plan limits the payout to 60 percent of eligible pay up to $15,000 per month for five months or a maximum payout of $75,000. Because no premium is paid, the present value assigned is $0.

(8)    Gross-up Payments.  The Agreements provide that the Company will provide to the NEO a “gross-up” payment to cover any excise taxes incurred under Section 4999 of the Internal Revenue Code, including all other income-related taxes. Under those circumstances, each NEO would have been entitled to receive the following amounts in connection with a termination due to a Change-in-Control as of June 30, 2007:

Lacy	Radia	Griffin	Karpowicz	Zieser
$6,183,969	$2,969,194	$3,027,262	$2,643,161	$2,940,926

(9)    Immediate Vesting of All Restricted Stock, Stock Options and Performance-Based Awards.  Upon termination due to a Change-In-Control, all restricted stock and stock options shall vest immediately and all performance awards shall be paid or delivered as if the performance goals had been fully achieved. Settlement of such awards as of June 30, 2007 would have resulted in payments of the following amounts:

Equity	Lacy	Radia	Griffin	Karpowicz	Zieser
Restricted Stock and RSUs	$1,743,958	$630,969	$1,080,895	$1,407,745	$576,884
Options	$11,777,590	$4,470,181	$1,260,238	$1,023,300	$5,244,613

Execution of a release of claims is not a prerequisite to the receipt of payments under the Agreements. The Agreements do not include noncompete, nonsolicit, nondisparagement or confidentiality provisions. The executive is under no obligation to seek other employment nor shall any compensation earned by the executive reduce the amount of any payment provided for under the Agreements.

Director Compensation

Employee directors receive no compensation for Board service. Non-employee directors receive a $40,000 annual retainer and committee chairpersons receive an additional $10,000 annual retainer for their service. In addition, upon election to the Board, each new non-employee director chooses to receive either 1,200 shares of restricted stock which vest on the fifth anniversary of the date of the grant or 1,200 common stock equivalents which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director’s resignation or retirement from the Board. Under the Meredith Corporation Stock Plan for Non-Employee Directors, non-employee directors have the opportunity to receive all or 50 percent of the annual retainer (including the chairperson retainer) in either restricted stock or common stock equivalents having a value equal to 105 percent of the amount of the annual retainer converted. During fiscal 2007, five of 11 non-employee directors elected to receive all or 50 percent of their retainer in the form of restricted stock or common stock equivalents. Fees paid in equity are awarded on the date of the Annual Meeting. Cash fees are paid in quarterly installments in advance. The Company also reimburses directors for out-of-pocket expenses related to attendance at Board and committee meetings.

As additional compensation and a further encouragement of director ownership of the Company’s stock, each non-employee director annually receives, on the day following the Annual Meeting of Shareholders, an option to purchase 6,000 shares of Company common stock at an exercise price equal to the closing price on the date of the grant. The options become exercisable one-third per year over a three-year period beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (8)	Option Awards ($) (2) (8)	All Other Compensation ($)(3)	Total ($)
Baum	43,750	9,426	170,506	1,150	224,832
Coleman (4)	0	42,012	89,527	0	131,539
Craigie (4)	0	106,152	34,947	0	141,099
Drewes (5)	0	8,176	0	289	8,465
Frazier	47,500	7,164	89,527	828	145,019
Henry	40,000	0	89,527	0	129,527
Johnson	37,500	0	89,527	0	127,027
Kerr (6)	50,000	55,452	34,947	370,744	511,143
Lee	36,250	0	170,506	0	206,756
Londoner (7)	0	57,096	170,506	3,056	230,658
Marineau	37,500	18,851	89,527	2,838	148,716
Peebler (7)	0	42,012	170,506	2,380	214,898
Reding	0	0	78,364	0	78,364

(1)	Stock awards (including common stock equivalents) reported are valued at the compensation cost recognized over the requisite service period as defined in SFAS 123R. The values reported include costs recognized for awards granted in previous fiscal years and the fiscal year covered by the current disclosure.

(2)	The value of option awards reported in this column represents the compensation cost recognized over the requisite service period as defined in SFAS 123R. The values include costs recognized for awards granted in previous fiscal years and the fiscal year covered by the current disclosure.
(3)	The dollar amount shown in this column for Directors Baum, Drewes, Frazier, Londoner, Marineau and Peebler is equal to the dividends paid on shares of restricted stock rounded to the nearest dollar.
(4)	Directors Coleman and Craigie chose to receive 105 percent of their retainers in the form of common stock equivalents. Common stock equivalents are awarded at the market price on the date of grant and are paid out as common stock on a one-for-one basis upon the director’s resignation or retirement from the Board. The grant date value of their awards was $42,012. Mr. Craigie also received 1,200 common stock equivalents when he joined the Board on November 8, 2006. Dividends are reinvested in the form of additional common stock equivalents. The value shown in the table above is the compensation cost recognized over the requisite service period as defined in SFAS 123R.
(5)	Director Drewes elected to receive 105 percent of his retainer for fiscal 2007 in the form of restricted stock. In addition, he received an initial award of 1,200 shares of restricted stock upon joining the Board of Directors. Both awards were made on May 14, 2007 and had a total grant date value of $91,166. Restricted stock was awarded at the market price on the date of grant and vests on the fifth anniversary of the grant date. Dividends are paid on restricted stock at the same rate as for the Company’s common stock. The value shown in the table above is the compensation cost recognized over the requisite service period for stock awards as defined in SFAS 123R.
(6)	Mr. Kerr’s cash fees reflect payment for five quarters instead of four because he became a non-employee director on July 1, 2006 and received his payment for first quarter fees on July 17, 2006. Under the terms of the Consulting Agreement between the Company and Mr. Kerr dated May 11, 2004, Mr. Kerr received consulting fees of $300,000 and the continuation of perquisites he received as CEO of the Company. In fiscal 2007 the perquisites received by Mr. Kerr include the following: professional fee reimbursements of $33,855, auto allowance, insurance premiums and medical reimbursements. The options shown in the outstanding equity awards table below include 995,000 options which were awarded to Mr. Kerr during his tenure as an executive officer of the Company.
(7)	Directors Londoner and Peebler chose to receive 105 percent of their retainers for fiscal 2007 in the form of restricted stock. The grant date value of their awards was $42,012. Restricted stock is awarded at the market price on the date of the Annual Meeting and vests on the fifth anniversary of the grant date. Dividends are paid on restricted stock at the same rate as for the Company’s common stock. The value shown in the table above is the compensation cost recognized over the requisite service period for stock awards as defined in SFAS 123R.
(8)	As of June 30, 2007 each director held outstanding equity awards as shown in the table below.
Name	Options	Restricted Stock	SEUs
Baum	60,000	1,416	9,221
Coleman	42,000	0	3,347
Craigie	6,000	0	2,002
Drewes	0	1,560	0
Frazier	24,000	1,200	0
Henry	20,000	0	1,557
Johnson	54,000	0	11,384
Kerr (6)	1,001,000	0	1,215
Lee	54,000	0	12,422
Londoner	36,000	4,083	0
Marineau	54,000	3,841	1,994
Peebler	30,000	3,631	1,728

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under regulations of the SEC, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares listed in the table (excluding stock options that are presently exercisable or will become exercisable prior to October 30, 2007), after elimination of such duplication is 6,911,283 shares of common stock (approximately 18% of the outstanding common stock) and 8,601,628 shares of class B common stock (approximately 93% of the outstanding class B common stock).

Set forth below is information as of August 31, 2007 concerning security ownership by each person who is known to management to be the beneficial owner of more than 5% of any class of the Company’s voting securities and security ownership by management.

	Common Stock Owned			Class B Common Stock Owned (1)
Name	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class (2)	Sole Voting or Investment Power	Shared Voting or Investment Power	% of Class
(a) Beneficial owners of more than 5%
Katherine C. Meredith (3) (4) (5) c/o Marilyn Dillivan 1716 Locust Street Des Moines, IA 50309-3023	1,019,200	92,412	13.27	4,471,144	92,412	49.29
E.T. Meredith, IV (4) (5) c/o Marilyn Dillivan 1716 Locust Street Des Moines, IA 50309-3023	0	92,412	5.77	1,546,545	692,412	24.18
D. Mell Meredith Frazier, Director (4) (5) (6) (11) 1716 Locust Street Des Moines, IA 50309-3023	14,202	92,412	5.62	1,467,866	692,412	23.33
Anna K. Meredith Endowment Trust (7) 665 Locust Street Des Moines, IA 50304	0	0	1.55	0	600,000	6.48
Select Equity Group, Select Offshore Advisors, LLC and George S. Loening (8) 380 Lafayette Street, 6th floor New York, NY 10003	3,071,274	0	7.94	0	0	0
Eminence Capital, LLC; Eminence Group, LLC and Ricky C. Sandler (9) 65 East 55th Street, 25th Floor New York, NY 10022	0	2,108,100	5.40	0	0	0
(b) Directors, not listed above, including nominees and named executive officers
Herbert M. Baum, Director (10) (11)	74,112	0	*	0	0	0
Mary Sue Coleman, Director (10) (11)	35,678	0	*	0	0	0
James R. Craigie, Director (10)	4,004	0	*	0	0	0
Alfred H. Drewes, Director	1,560	0	*	0	0	0
John H. Griffin, Jr., President-Publishing Group (6) (13) (14) (15)	98,231	0	*	0	0	0
Frederick B. Henry, Director (4) (10) (11)	41,557	132,608	2.00	0	423,661	4.58
Joel W. Johnson, Director (10) (11)	60,363	0	*	0	0	0
Paul A. Karpowicz, President-Broadcasting Group (5) (14) (15)	52,464	5,876	*	0	0	0
William T. Kerr, Board Chair, Director (4) (5) (10) (12)	1,049,089	917	2.68	0	0	0
Stephen M. Lacy, Director, President and Chief Executive Officer (5) (6) (13) (14)	506,537	2,600	1.32	0	0	0
Robert E. Lee, Director (10) (11)	58,122	0	*	0	0	0
David J. Londoner, Director (5) (11)	54,352	5,000	*	0	0	0
Philip A. Marineau, Director (10) (11)	49,006	0	*	0	0	0
Charles D. Peebler, Jr., Director (10) (11)	23,359	0	*	0	0	0
Suku V. Radia, VP-Chief Financial Officer (6) (13) (14) (15)	212,706	0	*	0	0	0
John S. Zieser, Chief Development Officer, General Counsel & Secretary (5) (6) (13) (14) (15)	244,598	1,856	*	0	0	0
(c) All directors and executive officers as a group (4) (5) (6) (10) (11) (12) (13) (14) (15) (16) [17 persons]	2,579,940	241,269	11.62	1,467,866	1,116,073	27.91

*Less than 1 percent

(1)	Class B common stock is not transferable except to members of the family of the holder and certain other related entities. Class B common stock, however, is convertible share for share at any time into fully transferable common stock without the payment of any consideration.
(2)	Shares listed in the table under “Common Stock Owned” do not include shares of common stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of class B common stock which is convertible share for share into common stock. However, the calculation of “% of Class” includes such shares deemed to be owned. If such shares were not included in the calculations, the common stock ownership percentages would be: Katherine C. Meredith, 2.91%; E.T. Meredith IV, less than 1%; D. Mell Meredith Frazier, less than 1%; Anna K. Meredith Endowment Trust, 0%; Frederick B. Henry, less than 1%; the other individuals’ ownership percentages would be unchanged and the ownership percentage in (c) All directors and executive officers as a group would be 4.64%.
(3)	Includes 1,000,000 shares of common stock held in the Meredith Investments, Limited Partnership (“MILP”). MILP has entered into a prepaid variable equity forward contract relating to an aggregate of 1,000,000 shares of common stock, with a maturity date of July 7, 2008 at which time MILP will be required to deliver up to 1,000,000 shares under the contract terms. MILP has pledged 1,000,000 shares of common stock to secure its obligations under the contract.
(4)	Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(5)	Includes shares beneficially owned by spouses and relatives living in the same home with the named individuals and/or shares owned by family partnerships.
(6)	Includes shares held by Principal Life Insurance Company, as trustee under the Meredith Savings and Investment Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of individual plan participants.
(7)	This is a charitable trust. Bankers Trust Company, Trustee, has sole voting power while the Endowment Board, composed of Bankers Trust Company; D. Mell Meredith Frazier; E.T. Meredith IV; Quentin G. Heisler, Jr. and John D. Bloodgood, has dispositive power over the shares, acting by majority vote.
(8)	Information as of February 13, 2007 based on Schedule 13G/A filed with the SEC.
(9)	Information as of December 31, 2006 based on Schedule 13G/A filed with the SEC.
(10)	Includes common stock equivalents held by non-employee directors under the Meredith Corporation Stock Plan for Non-Employee Directors as follows (rounded up to the nearest whole number): Lee, 12,422; Johnson, 11,384; Baum, 9,221; Coleman, 3,347; Craigie, 2,004; Marineau, 1,994; Peebler, 1,728; Henry, 1,557; Kerr, 1,215, for an aggregate total of 44,872 units.
(11)	Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2007 by non-employee directors under the Meredith Corporation Stock Plan for Non-Employee Directors as follows: Baum, Johnson, Lee and Marineau, 42,000 each; Coleman, 30,000; Londoner, 24,000; Peebler, 18,000; Frazier, 12,000; Henry, 8,000.
(12)	Includes 995,000 shares which are subject to presently exercisable stock options awarded to Kerr during his tenure as an executive officer under the Company’s Stock Incentive Plans.
(13)	Includes shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2007 by executive officers under the Company’s Stock Incentive Plans as follows: Lacy, 428,000; Zieser, 207,500; Radia, 176,000; Griffin, 40,000.
(14)	Includes common stock equivalents and RSUs held by executive officers under the Company’s Stock Incentive Plans as follows (rounded to the nearest whole number): Lacy, 50,248; Radia, 25,315; Zieser, 17,729; Karpowicz, 15,000; Griffin, 14,444; for an aggregate total of 122,736.
(15)	Includes shares held by Smith Barney Stock Plan Services, as trustee under the Meredith Corporation Employee Stock Purchase Plan of 2002 for the benefit of certain officers, which shares are voted by the trustee at the direction of the individual plan participants.
(16)	Includes 2,106,500 shares which are subject to presently exercisable stock options or options exercisable within 60 days following August 31, 2007 by the directors and officers as a group.

AUDIT COMMITTEE DISCLOSURE

Audit Committee Pre-approval Policy

The Audit Committee has adopted policies and procedures for the approval and pre-approval of the audit, audit-related, tax and all other services performed by the independent auditor, also referred to as the independent registered public accounting firm, in order to assure that the provision of such services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services by KPMG LLP (“KPMG”) in fiscal 2007.

Service Fees paid to Independent Registered Public Accounting Firm

The Audit Committee has reappointed KPMG as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending June 30, 2008. Selection of the independent auditor is made solely by the Audit Committee of the Board of Directors. The Company’s independent registered public accounting firm for the fiscal year ended June 30, 2007 was KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following table sets forth information regarding fees for professional services rendered by KPMG with respect to fiscal 2007 and 2006.

	2007	2006
Audit Fees (1)	$773,000	$750,000
Audit-Related Fees (2)	84,250	23,657
Tax Fees (3)	7,860	18,246
All Other Fees (4)	2,400	2,400

Total Fees	$867,510	$794,303

(1)	Represents fees for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2007 and June 30, 2006 and the review of the Company’s quarterly financial statements during such fiscal years.
(2)	Consists of the fees for audits of financial statements of certain employee benefit plans and assistance in the interpretation and implementation of accounting standards and regulations.
(3)	Consists of fees for tax services provided to the Company, including principally the review of tax returns and interpretive advice concerning tax laws.
(4)	Consists of fees for access to KPMG’s Internet Accounting Research web site in fiscal 2007 and 2006.

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by KPMG during the Company’s most recent fiscal year are compatible with maintaining the independence of such registered public accounting firm.

Report of the Audit Committee

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of the Company’s financial reporting process through periodic meetings with the Company’s independent auditor, also referred to as the independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent registered public accounting firm.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2007 Annual Report to Shareholders. Management has confirmed to us that such financial statements:

•	have been prepared with integrity and objectivity and are the responsibility of management and
•	have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with KPMG the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of its audit of the Company’s financial statements, including with respect to:

•	their responsibility under generally accepted auditing standards,
•	significant accounting policies,
•	management judgment and estimates,
•	any significant audit adjustments,
•	any disagreements with management and
•	any difficulties encountered in performing the audit.

We have received from KPMG a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between KPMG and the Company that, in its professional judgment, may reasonably be thought to bear upon independence. KPMG has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based upon the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2007 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, KPMG audited management’s assessment of internal control over financial reporting and has issued a report thereon dated August 23, 2007. In that report KPMG states that in its opinion, the Company maintained effective control over financial reporting as of June 30, 2007.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving our recommendation to the Board of Directors, we have relied on:

•	management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and
•	the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Philip A. Marineau, Chair
Mary Sue Coleman
James R. Craigie
Alfred H. Drewes
David J. Londoner
Charles D. Peebler, Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act requires that certain of the Company’s officers and directors and persons who own more than 10 percent of the Company’s outstanding stock file reports of ownership and changes in ownership with the SEC and NYSE. To the Company’s knowledge, based solely upon a review of copies of forms submitted to the Company during and with respect to the most recent fiscal year and on written representations from the Company’s directors and officers, all Section 16(a) filing requirements were complied with during the fiscal year ended June 30, 2007 except that Frederick B. Henry, a director, was late in filing one Form 4 reporting one sales transaction.

RELATED PERSON TRANSACTION POLICY AND PROCEDURES

The Company has established written policies and procedures (“Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving Meredith and its subsidiaries and Related Persons (as defined below). This Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Code of Business Conduct and Ethics and its other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.

The objective of the Board in adopting this Policy is to assure that transactions between the Company and its subsidiaries and these persons are conducted in a manner that is fair to the Company and its shareholders and result in terms that are no more or less favorable to the Company than transactions between it and unaffiliated persons negotiating on an arm’s-length basis.

For purposes of the Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of five percent or more of any class of the Company’s voting securities (“5% Holder”) and members of their respective Immediate Family (as defined in the Policy).

The Policy provides that any proposed Transaction is to be promptly reported to the Company’s General Counsel and Chief Financial Officer. The Chief Financial Officer will assist in gathering information about the Transaction and present the information to the Audit Committee which is responsible for reviewing the Transaction. The Audit Committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the committee will consider such information as it deems important to conclude if the Transaction is fair to the Company.

The Company had no Related Person Transactions in fiscal 2007 except for the following:

On September 28, 2006 the Company issued 46,554.2 shares of common stock to William T. Kerr, Board Chair, who retired on June 30, 2006 as Chief Executive Officer of the Company, in conversion of an equal number of common stock equivalents held by Mr. Kerr. Mr. Kerr immediately sold the shares to the Company at the average of the day’s high and low trading prices ($49.40 per share) for a total consideration of $2,299,777. The Audit Committee determined that this transaction was fair to the Company.

SUBMITTING SHAREHOLDER PROPOSALS

Any shareholder wishing to include a proposal in the Company’s Proxy Statement and form of proxy for the 2008 Annual Meeting of Shareholders must submit the proposal so that it is received by the Company no later than May 29, 2008. The proposal should be addressed to Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

Pursuant to the Company’s Bylaws, any shareholder wishing to bring a proposal before the 2008 Annual Meeting of Shareholders (but whose proposal will not be included in the Company’s Proxy Statement), must deliver written notice of such proposal in accordance with the requirements of the Bylaws to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. For 2008, such proposal must be received not earlier than the close of business on July 10, 2008 and not later than the close of business on August 9, 2008 and otherwise comply with the requirements of the Bylaws. If the date of the 2008 meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2007 Annual Meeting, different deadlines will apply.

Pursuant to the Company’s Bylaws, any shareholder wishing to propose a nominee for the Board of Directors must deliver written notice of such proposed nominee to the Secretary of the Company at the address specified above not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. For 2008, written notice of such proposed nominee must be received not earlier than the close of business on July 10, 2008 and not later than the close of business on August 9, 2008 and otherwise comply with the requirements of the Bylaws. If the date of the 2008 Annual Meeting is advanced by more than 30 days or postponed by more than 60 days from the first anniversary of the 2007 Annual Meeting, different deadlines will apply.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year a number of brokers with account holders who are the Company’s shareholders may be householding the Company’s proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a shareholder’s broker that it will be householding communications to a shareholder’s address, householding will continue until a shareholder is notified otherwise or until a shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the shareholder should notify his or her broker directly or direct his or her written request to: Secretary, Meredith Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, November 7, 2007
10:00 A.M.
1716 Locust Street
Des Moines, Iowa 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, Iowa 50309-3023	Common Stock	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEREDITH CORPORATION

The undersigned hereby appoints WILLIAM T. KERR, STEPHEN M. LACY, and D. MELL MEREDITH FRAZIER, or any of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Meredith Corporation to be held at 1716 Locust Street, Des Moines, IA 50309-3023 on Wednesday, November 7, 2007, at 10:00 A.M., local time, and any adjournment thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment thereof, the shares represented by the proxies and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

The tabulator cannot vote your shares unless you vote in accordance with the instructions provided.

REQUEST FOR VOTING INSTRUCTIONS

Meredith Corporation Employee Stock Purchase Plan of 2002 and
Meredith Savings and Investment Plan
Voting Instructions to Trustee of Meredith Corporation Employee Stock Purchase Plan of 2002
and to Trustee of Meredith Savings and Investment Plan

If you are a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted discretionarily by the trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions

There are three ways to vote your proxy.	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. (CT) on November 6, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/mdp/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. (CT) on November 6, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Meredith Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your proxy card.

\/  Please detach here  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

1.	To elect four Class III directors for terms expiring in 2010, as provided in the Bylaws of the Company:
	01 Mary Sue Coleman 02 D. Mell Meredith Frazier	03 Joel W. Johnson 04 Stephen M. Lacy	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To elect one Class I director for a term expiring in 2008, as provided in the Bylaws of the Company:
	Alfred H. Drewes	☐	Vote FOR nominee	☐	Vote WITHHELD from nominee

THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark box ☐ Indicate change below:	Date _______________________________________ 2007

Signature(s) in box
Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, November 7, 2007
10:00 A.M.
1716 Locust Street
Des Moines, Iowa 50309-3023

MEREDITH CORPORATION 1716 Locust Street Des Moines, Iowa 50309-3023	Class B Common Stock	proxy

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MEREDITH CORPORATION

The undersigned hereby appoints WILLIAM T. KERR, STEPHEN M. LACY, and D. MELL MEREDITH FRAZIER, or any of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Meredith Corporation to be held at 1716 Locust Street, Des Moines, IA 50309-3023 on Wednesday, November 7, 2007, at 10:00 A.M., local time, and any adjournment thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment thereof, the shares represented by the proxies and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

The tabulator cannot vote your shares unless you vote in accordance with the instructions provided.

REQUEST FOR VOTING INSTRUCTIONS

Meredith Corporation Employee Stock Purchase Plan of 2002 and
Meredith Savings and Investment Plan
Voting Instructions to Trustee of Meredith Corporation Employee Stock Purchase Plan of 2002
and to Trustee of Meredith Savings and Investment Plan

If you are a participant in the Meredith Corporation Employee Stock Purchase Plan of 2002 and/or the Meredith Savings and Investment Plan, you have the right to give instructions to the Plan trustee(s) as to the voting of certain shares of Meredith Corporation common stock allocated to your account. The voting of those shares will occur at the Annual Meeting of Shareholders or at any adjournment or postponement thereof. In this regard, please indicate your voting choices on this card, sign and date it, and return this card promptly in the enclosed postage-paid envelope. If your instructions are not received at least five days prior to the Annual Meeting, or if you do not respond, shares held in your account for which a proxy is not received will be voted discretionarily by the trustee(s) and in accordance with the Employee Retirement Income Security Act of 1974 (ERISA).

See reverse for voting instructions

There are three ways to vote your proxy.	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. (CT) on November 6, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions provided.

VOTE BY INTERNET — http://www.eproxy.com/mdp/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 P.M. (CT) on November 6, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Meredith Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your proxy card.

\/  Please detach here  \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

1.	To elect four Class III directors for terms expiring in 2010, as provided in the Bylaws of the Company:
	01 Mary Sue Coleman 02 D. Mell Meredith Frazier	03 Joel W. Johnson 04 Stephen M. Lacy	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To elect one Class I director for a term expiring in 2008, as provided in the Bylaws of the Company:
	Alfred H. Drewes	☐	Vote FOR nominee	☐	Vote WITHHELD from nominee

THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark box ☐ Indicate change below:	Date _______________________________________ 2007

Signature(s) in box
Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.